Exhibit No. 23.1

               Consent of Independent Auditors





The Board of Directors and Stockholders
Norwich Financial Corp.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-79530, 33-39324 and 33-24866) on Forms S-8
of Norwich Financial Corp. of our report dated January 17, 1997, relating to the consolidated balance sheets of Norwich Financial Corp. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Norwich Financial Corp.

Our report refers to a change in the method of accounting for investment securities in 1994.


/s/KPMG PEAT MARWICK LLP




Hartford, Connecticut
March 18, 1997